Exhibit 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008

Great Neck, New York - November 6, 2008 - One Liberty Properties, Inc. (NYSE: OLP) today announced that for the three months ended September 30, 2008, it had rental income of $9,950,000 net income of $2,468,000 or $.24 per share. This compares with rental income, net income and net income per share of $9,569,000, $2,579,000 and $.26 per share, respectively, for the three months ended September 30, 2007. The weighted average number of common shares outstanding is 10,169,000 and 10,078,000 for the three months ended September 30, 2008 and 2007, respectively.

One Liberty also reported rental income of $29,388,000 and net income of $8,493,000, or $.83 per share for the nine months ended September 30, 2008. Net income for the nine months ended September 30, 2008 includes gain on sale of excess unimproved land of $1,830,000, or $.18 per share. This compares with rental income, net income and net income per share of $28,803,000, $8,256,000, or $.82 per share, for the nine months ended September 30, 2007. The weighted average number of common shares outstanding was 10,180,000 and 10,045,000 for the nine months ended September 30, 2008 and 2007, respectively.

Patrick J. Callan, Jr., president and chief executive officer of the company, reported that rental income increased by $381,000, or 4%, quarter versus quarter, and $585,000, or 2%, nine months versus nine months due to the acquisition of twelve properties during 2008 and additional rental income at existing properties. Mr. Callan noted that the increase in rental income in the nine months ended September 30, 2008 was reduced by a reversal of $178,000 of unbilled rent receivable taken in the June 30, 2008 quarter with respect to a property leased to one tenant.

Interest and other income decreased by $275,000, or 63.7%, and $990,000, or 67%, for the three and nine months ended September 30, 2008, respectively, due primarily to a decrease in interest rates earned on the company’s investment in short-term cash equivalents. In addition, we had less cash available for investment because we declared and paid a special dividend of $6,700,000 to stockholders in October 2007.

Funds from operations (FFO) for the three months ended September 30, 2008 was $4.7 million ($.46 per share) compared to $4.7 million ($.47 per share) for the three months ended September 30, 2007, and FFO for the nine months ended September 30, 2008 was $15 million ($1.47 per share) compared to $14.2 million ($1.41 per share) for the nine months ended September 30, 2007. Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts from net income gain on sale of certain real estate assets, including One Liberty’s share of gain on disposition of real estate of consolidated joint ventures. FFO includes the $1,830,000 gain on the sale of excess unimproved land. See the table below for reconciliation of FFO information with GAAP financial information.

On the expense side, Mr. Callan reported that operating expenses increased by $196,000, or 5.2%, for the three months ended September 30, 2008, and $957,000, or 8.3%, for the nine months ended September 30, 2008. The increase in operating expenses in the current nine month period was primarily due to a $752,000 impairment charge taken in the June 30, 2008 quarter with respect to a property leased to one tenant.

Commenting on the acquisition activity in 2008, Mr. Callan reported that the company has acquired twelve properties to date in 2008. Mr. Callan stated, “These acquisitions advance our objective of acquiring strategically located, improved net leased properties.”

The company also announced that its Board of Directors has authorized a stock repurchase program of up to 500,000 shares of the company’s common shares in open market transactions. All purchases will be executed in accordance with applicable federal securities laws. The timing and exact number of shares purchased will be determined at the company’s discretion and will depend upon market conditions. The stock repurchase program will continue for the next twelve months. The repurchase program may be suspended or terminated by the company at any time.

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Form 10-K for the year ended December 31, 2007. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	David Kalish (516) 466-3100

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Rental income - Note 1	$9,950	$9,569	$29,388	$28,803

Operating expenses:
Depreciation and amortization	2,149	2,046	6,475	6,219
General and administrative	1,695	1,583	4,893	4,867
Impairment charge	-	-	752	-
Federal excise tax	-	5	-	55
Real estate expenses	42	56	163	185
Leasehold rent	77	77	231	231
Total operating expenses	3,963	3,767	12,514	11,557

Operating income	5,987	5,802	16,874	17,246

Other income and expenses:
Equity in earnings of unconsolidated
joint ventures	149	141	446	433
Gain on dispositions of real estate of
unconsolidated joint ventures	-	-	297	583
Gain on sale of excess unimproved land	-	-	1,830	-
Interest and other income	157	432	487	1,477
Interest:
Expense	(3,669)	(3,752)	(10,971)	(11,220)
Amortization of deferred financing costs	(156)	(159)	(470)	(479)
Income from continuing operations	2,468	2,464	8,493	8,040

Income from discontinued operations	-	115	-	216
Net income	$2,468	$2,579	$8,493	$8,256

Net income per common share basic and diluted:
Income from continuing operations	$.24	$.25	$.83	$.80
Income from discontinued operations	-	.01	-	.02
Net income per common share	$.24	$.26	$.83	$.82

Funds from operations - Note 2	$4,713	$4,723	$14,958	$14,187

Funds from operations per common share -
diluted - Note 3	$.46	$.47	$1.47	$1.41

Weighted average number of common shares
outstanding - basic and diluted	10,169	10,078	10,180	10,045

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $926 and $345 for the nine and three months ended September 30, 2008 and $1,806 and $455 for the nine and three months ended September 30, 2007, respectively.

Note 2 - Funds from operations is summarized in the following table:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$2,468	$2,579	$8,493	$8,256
Add: depreciation of properties	2,149	2,046	6,475	6,219
Add: our share of depreciation in
unconsolidated joint ventures	81	83	241	249
Add: amortization of capitalized leasing
expenses	15	15	46	46
Deduct: our share of net gain on sale
in unconsolidated joint ventures	-	-	(297)	(583)
Funds from operations (a)	$4,713	$4,723	$14,958	$14,187

Note 3 - Funds from operations per common share is summarized in the following table:

Net income	$.24	$.26	$.83	$.82
Add: depreciation of properties	.21	.20	.64	.62
Add: our share of depreciation in
unconsolidated joint ventures	.01	.01	.03	.03
Add: amortization of capitalized leasing
expenses	-	-	-	-
Deduct: our share of net gain on sale
in unconsolidated joint ventures	-	-	(.03)	(.06)
Funds from operations per common share (a)	$.46	$.47	$1.47	$1.41

(a) We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Real estate investments, net	$394,582	$344,042
Investment in unconsolidated joint ventures	5,848	6,570
Cash and cash equivalents	6,449	25,737
Restricted cash	7,812	7,742
Unbilled rent receivable	10,637	9,893
Other assets	14,464	12,650
Total assets	$439,792	$406,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages and loan payable	$222,523	$222,035
Line of credit	34,000	-
Other liabilities	13,696	13,360
Total liabilities	270,219	235,395

Stockholders’ Equity	169,573	171,239
Total liabilities and stockholders’ equity	$439,792	$406,634